Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Emisphere Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That it is advisable and in the best interests of the corporation to amend the Amended and Restated Certificate of Incorporation of the corporation so that Article Fourth shall read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is Four-Hundred-Four-Million (404,000,000), consisting of 400,000,000 shares of common stock, $.01 par value per share (the “Common Stock”), and 4,000,000 shares of preferred stock, $.01 par value per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Emisphere Technologies, Inc. has caused this Certificate to be signed by Michael R. Garone, its Chief Financial Officer, this 4th day of June, 2014.

EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Michael R. Garone
Name: Title:	Michael R. Garone Chief Financial Officer